Exhibit 23(m)(3) under Form N-1A
                           Exhibit 99 under Item 601/Reg. S-K

                           Amendment #1 to EXHIBIT A
                                     to the
                               Distribution Plan

                             FEDERATED INCOME TRUST
                          INSTITUTIONAL SERVICE SHARES

          This Amendment #1 to Exhibit A to the Distribution Plan is adopted as of the 15th day of November, 2007, by Federated Income Trust with respect to the Institutional Service Shares of the portfolios of the Trust set forth above.

          As compensation for the services provided pursuant to this Plan, FSC will be paid a monthly fee computed at the annual rate of 0.05 of 1% of the average aggregate net asset value of the Institutional Service Shares of the portfolios of Federated Income Trust held during the month.

          Witness the due execution hereof this 1st day of December, 2007.



                                        FEDERATED INCOME TRUST


                                        By:  /s/ J. Christopher Donahue
                                        Name:  J. Christopher Donahue
                                        Title:  President